EXHIBIT 10.1

Executive Officer	New Base Salary
Robert L. Long Chief Executive Officer	$1,200,000

Gregory L. Cauthen Senior Vice President, and Chief Financial Officer	$535,000

Eric B. Brown Senior Vice President, and General Counsel	$450,000